Exhibit 99.1

The AZEK Company Appoints New Chief Financial Officer

Chicago, Ill., July 19, 2021 – The AZEK Company Inc. (NYSE: “AZEK”) (“AZEK” or the “Company”), the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and Versatex® and AZEK Trim®, announced today the appointment of Peter Clifford as the Company’s Senior Vice President and Chief Financial Officer, to be effective August 16, 2021, in conjunction with Ralph Nicoletti’s planned retirement from the Company. To help ensure a smooth transition, Mr. Clifford will work closely with Mr. Nicoletti, who will continue working with the Company in a consulting capacity through September 30, 2021.

Prior to joining AZEK, Mr. Clifford was most recently President and Chief Operating Officer of Cantel Medical Corp., a leading provider of infection-prevention products and services in the healthcare market, which had over $1 billion in net sales in its fiscal year 2020 and was publicly traded until its acquisition by STERIS plc in June 2021. Mr. Clifford also spent over four years as Cantel Medical’s Chief Financial Officer before his promotion to President and Chief Operating Officer.  Before joining Cantel Medical, Mr. Clifford served as Chief Financial Officer – Health & Science Technologies & Fluid Metering Technology Divisions, two of the three reporting segments of IDEX Corporation, a publicly-traded company with over $2.3 billion in net sales and $375 million of net income in its fiscal year 2020. Mr. Clifford also worked in various financial leadership roles at General Electric Company before joining IDEX Corporation.

“After an extensive search, I am thrilled to announce that Peter will be joining The AZEK Company. With over 25 years in the manufacturing and industrial industries, Peter brings a wealth of knowledge and experience to AZEK,” said Jesse Singh, CEO of The AZEK Company. “In addition to his significant background in finance and accounting, Peter’s operations, M&A, and executive management expertise were also important factors to us in filling this role as we continue the execution of our strategy to drive revenue growth and continued margin expansion.  Peter’s impressive background and leadership experience make him especially well-suited to succeed Ralph, who has played such an integral role here these past several years.”

“My deepest appreciation goes out to Ralph, whose expertise successfully led us through an IPO just over a year ago, among many other contributions,” Singh continued. “On behalf of the Board and the entire AZEK team, I want to thank Ralph for his nearly three years with AZEK and wish him the best in his next chapter.”

Exhibit 99.1

As Senior Vice President and CFO, Mr. Clifford will be responsible for all finance, accounting, treasury, investor relations, information technology and corporate development functions of the Company.

“I could not be happier to be joining AZEK at such an exciting time.  AZEK is not only growth oriented but is leading the industry in creating a more sustainable future. I’m eager to help accelerate the momentum and build upon its strong business fundamentals,” incoming CFO Peter Clifford said.

About The AZEK® Company

The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech® decking and Versatex® and AZEK Trim®. Consistently recognized as the market leader in innovation, quality and aesthetics, products across AZEK’s portfolio are made from up to 100% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly, and stylish solution to consumers. Leveraging the talents of its approximately 1,700 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping millions of pounds of waste out of landfills each year, and revolutionizing the industry to create a more sustainable future. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota, and recently announced a new facility will open in Boise, Idaho. For additional information, please visit azekco.com.

Investor Relations Contact:

Amanda Cimaglia

312-809-1093

ir@azekco.com

Media Contact:

Amy Widdowson

(650) 597-7132

AZEKquestions@zenogroup.com

Cautionary Note Regarding Forward-Looking Statements

This release contains or refers to certain forward-looking statements within the meaning of the federal securities laws and subject to the "safe harbor" protections thereunder. Forward-looking statements are statements about future events and are based on our current expectations. These forward-looking statements may be identified by the words “believe,” “hope,” "expect,"

Exhibit 99.1

"intend," "will," "target," “anticipate,” "goal" and similar expressions. Our forward-looking statements include, without limitation, statements with respect to the goals, effects, consequences and expectations of any leadership transition.  The Company bases its forward-looking statements on information available to it on the date of this release, and undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may otherwise be required by law. Actual future events could also differ materially due to numerous factors that involve substantial known and unknown risks and uncertainties including, among other things, the risks and uncertainties set forth under "Risk Factors" and elsewhere in the Company's reports on Form 10-K and Form 10-Q and the other risks and uncertainties discussed in any subsequent reports that the Company files with the Securities and Exchange Commission from time to time. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors that could cause actual results or events to differ from those anticipated, estimated or intended. Given these uncertainties, investors are cautioned not to place undue reliance on our forward-looking statements.

Source: The AZEK Company Inc.

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